Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-172778 of our report dated March 11, 2011 (April 12, 2011 as to Note 4) relating to the balance sheet of Arbolada Capital Management Company (formerly known as TMAC Mortgage Company), and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

April 12, 2011